Exhibit 99.2

Integrated Circuit Systems, Inc.

SUPPLEMENTAL FINANCIAL INFORMATION

The following additional financial information was disclosed in our broadly accessible conference call on August 11, 2005:

Business Outlook:

Revenues are expected to be up 4% to 8% in our first quarter of fiscal 2006 in comparison to our fourth quarter of fiscal 2005. Gross margin is expected to be 58.5% to 59.0% for the first quarter of fiscal 2006. Operating expenses for the first quarter of fiscal 2006 are expected to increase in the first quarter of fiscal 2006 as compared to the fourth quarter of fiscal 2005 as a result of increased spending on research and development. Our estimated tax rate for fiscal year 2006 is 15%. We expect fully diluted earnings per share to be $0.19 to $0.21 for the first quarter of fiscal 2006.

Business Update:

Book to bill ratio for the fourth fiscal quarter was 1.05 in all major business segments. There are 1,847,000 shares available for repurchase in the Company’s buy back program.